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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of dj Orthopedics, Inc. of our reports dated April 19, 2000 relating to the (i) combined balance sheets as of December 31, 1999 and 1998, and the related combined statements of operations and changes in invested equity, and combined statements of cash flows for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc., which is a wholly-owned subsidiary of Johnson & Johnson; (ii) statements of operations and changes in invested equity, and statements of cash flows for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc.; and (iii) historical statements of revenues and expenses of the Bracing and Soft Supports Business of Johnson & Johnson, and integrated operation of Johnson & Johnson, for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, which appear in the Registration Statement on Form S-1 (No. 333-68358) of dj Orthopedics, Inc.



                                   /s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
November 20, 2001